Access Power, Inc.

A Warrant to Purchase 6% Convertible Debentures and common stock warrants of the Company with substantially the same terms as Exhibit 10.3 to the Company's quarterly report on Form 10-QSB for the quarter ended September 30, 1999 is not being separately filed. This agreement is for the purchase of $2,500,000 debentures and a warrant to purchase 500,000 shares of common stock.